Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Coterra Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.10 per share	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Equity	Preferred Stock, par value $0.10 per share	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Rights	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Debt	Debt Securities	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Warrants	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Equity	Depositary Shares	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Purchase Contracts	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Purchase Units	457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Units	457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					(1)		(2)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(2)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered hereunder by Coterra Energy Inc. (the “Registrant”) at indeterminate prices. This registration statement also covers an indeterminate amount of securities that may be issued upon exercise, conversion, redemption, settlement or exchange, as the case may be, of the preferred stock, rights, debt securities, warrants, depositary shares, purchase contracts, purchase units, or units registered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion, redemption, settlement or exchange, as the case may be, of other securities. No separate consideration will be received for any securities registered hereunder that are issued upon exercise, conversion, redemption, settlement or exchange, as the case may be, of the preferred stock, rights, debt securities, warrants, depositary shares, purchase contracts, purchase units, or units registered hereunder.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the registration fees and will pay any registration fees subsequently in advance or on a pay-as-you-go basis.